May 6, 1998



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:      Commonwealth Biotechnologies, Inc.
                  Registration Statement on Form S-8

Ladies and Gentlemen:

         In our capacity as counsel to Commonwealth Biotechnologies, Inc., a Virginia corporation (the "Company"), we have examined the Registration Statement on Form S-8 (the "Registration Statement") in form as proposed to be filed by the Company under the Securities Act of 1933, as amended, relating to registration of 410,000 shares of the Common Stock, without par value, of the Company (the "Common Stock"), pursuant to the terms of the Company's 1997 Stock Incentive Plan (the "Plan"). In this regard, we have examined and relied upon such records, documents and other instruments as in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth.

         Based upon the foregoing, we are of the opinion that the 410,000 shares of Common Stock referred to in the Registration Statement, to the extent actually issued pursuant to the Plan and in the manner and on the terms described in the Plan, will be duly and validly issued, fully paid and nonassessable shares of the Common Stock of the Company.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to us under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

                                      Very truly yours,

                                      LeClair Ryan, A Professional Corporation

                                      By:     /s/ J. Benjamin English
                                              -----------------------
                                               J. Benjamin English
                                               Vice President